Exhibit 10.1

August 3, 2010

Julie Piton

Chief Financial Officer

AtriCure, Inc.

6217 Centre Park Drive

West Chester, Ohio 45069

RE: AtriCure, Inc.

CONFIDENTIAL

Dear Julie:

Silicon Valley Bank is pleased to confirm its credit approval of the following credit facility for AtriCure, Inc., Inc. as of August 3, 2010. This commitment letter defines the changes to the existing credit facility between the Borrower and the Lender which will increase the total amount of the facility from $10,000,000 to a maximum of up to $13,972,222. Subject to the conditions set forth below, Silicon Valley Bank is pleased to advise you of its commitment to provide the credit facility described below on the terms set forth herein.

	CURRENT	PROPOSED

Lender:	Silicon Valley Bank	No Change

Borrower:	AtriCure, Inc.,	No Change

Facility:	$10,000,000 Working Capital Line of Credit	No Change

Advance Rate:

Borrower’s total borrowing capacity under this Facility will equate to the lesser of (i) the applicable Facility amount, or (ii) the sum of the following components:

A) Domestic Facility

1) Up to an 80% advance rate against Eligible domestic accounts receivable

Borrower’s total borrowing capacity under this Facility will equate to the lesser of (i) the applicable Facility amount, or (ii) the sum of the following components:

A) Domestic Facility

1)      No Change for accounts receivable borrowing base

2)      Up to 40% against Eligible Domestic Inventory not to exceed $2,000,000, plus

B) $2,500,000 Ex-Im Facility

3)      Up to an 85% advance rate against Eligible international accounts receivable, plus

4)      Up to 65% against Eligible international inventory not to exceed $1,000,000. Eligible foreign inventory advances will be capped at 60% of total Ex-Im advances.

Eligible International Accounts Receivable as described on Exhibit A.

Up to $1,000,000 Sublimit to support issuances of standby letters of credit and/or other risk-based cash management products and services. Amounts outstanding under Sublimit will reduce availability under the Borrowing Formula.
No Change

Term Loan Reserve:	Line of Credit availability shall be reduced by 50% of Term Loan outstandings until such time that Borrower demonstrates at least 4 consecutive quarters’ achievement of a minimum Fixed Charge Coverage ratio of 1.50:1.00 (defined under the Financial Covenants section).	Deleted

Maximum Outstandings:	Total outstandings (including for Letters of Credit and Cash Management Services) are capped at $10,000,000 for both facilities.	Total outstandings (including for Letters of Credit and Cash Management Services) are capped at $13,972,222 for both facilities.

Facility Fee:	N/A	Not to exceed $20,000 for the Ex-Im bank fee

Covenant:

Adjusted Quick Ratio

Borrower to maintain a minimum Adjusted Quick Ratio of 1.20:1.00. Adjusted Quick Ratio is defined as (i) unrestricted cash on deposit with SVB plus eligible domestic accounts receivable divided by (ii) current liabilities less current portion of deferred revenues; provided, that up to $2,000,000 of liability associated with the settlement of a class action lawsuit relating to alleged securities violations shall be excluded from the calculation of Adjusted Quick Ratio to the extent of the corresponding receivable for insurance proceeds and (b) principal and interest on the DOJ Settlement shall be excluded from the calculation of Adjusted Quick Ratio.

Adjusted Quick Ratio

Borrower to maintain a minimum Adjusted Quick Ratio of 1.10:1.00. Adjusted Quick Ratio is defined as (i) unrestricted cash on deposit with SVB plus eligible domestic accounts receivable divided by (ii) current liabilities less current portion of deferred revenues; provided, that (a) up to $2,000,000 of liability associated with the settlement of a class action lawsuit relating to alleged securities violations shall be excluded from the calculation of Adjusted Quick Ratio to the extent of the corresponding receivable for insurance proceeds, (b) effective as of June 1, 2010, the $2,750,000 liability associated with the settlement of a class action lawsuit relating to alleged securities violations shall be excluded from the calculation of Adjusted Quick Ratio to the extent of the corresponding receivable for insurance proceeds and (c) principal and interest on the DOJ Settlement shall be excluded from the calculation of Adjusted Quick Ratio.

Fixed Charge Coverage

(Applicable only when Borrower meets the requirements to release the Term Loan Reserve). Borrower to maintain a minimum Fixed Charge Coverage ratio of 1.50:1.00. Fixed Charge Coverage is defined as (i) EBITDA less cash income taxes paid less unfunded capital expenditures for the immediately trailing 12-month period divided by (ii) current portion of long-term debt plus cash interest expense for the immediately trailing 12-month period.

Fixed Charge Coverage

(To replace the Adjusted Quick Ratio when the Fixed Charge Coverage test has been met for 4 consecutive quarters). Borrower to maintain a minimum Fixed Charge Coverage ratio of 1.50:1.00. Fixed Charge Coverage is defined as (i) EBITDA less cash income taxes paid less unfunded capital expenditures for the immediately trailing 12-month period divided by (ii) current portion of long-term debt plus cash interest expense for the immediately trailing 12-month period.

Financial Reporting:	Borrower to provide financial statements and reports detailed in existing Loan and Security Agreement.	No Change except for the addition of the following • Copy of actual invoices representing no less

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than 10% of the quarter-end AR aging balance and 10% of the past quarter’s export orders (to comply with Ex-Im reporting Requirements) within 45 days after each quarter end.

Documentation:	N/A	The documentation governing the existing credit facility will be amended or amended and restated to reflect the terms set forth herein and usual and customary documentation relating to the Ex-Im facility described above will be executed and delivered by the Borrower and Lender. Except as described above, the terms and conditions of the existing credit facility remain in effect.

Conditions of Closing:	N/A

This Commitment Letter is subject to the following:

•       Completion of loan documentation as described above.

•       No material adverse change shall have occurred prior to completion of revised documentation.

•       No default under the existing loan documents

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If the terms and conditions contained in this Commitment Letter are acceptable, please so indicate by returning an executed copy of this letter to Silicon Valley Bank, 380 Interlocken Crescent, Suite 600, Broomfield, CO 80021, Attention: Adam Glick.

This commitment letter constitutes notice that SVB shall commence with the loan documentation described above, which shall supersede this letter.

On behalf of Silicon Valley Bank, we appreciate the opportunity to propose this financing for AtriCure and look forward to a favorable response from you.

Very truly yours,

/s/ Kristen Parsons	/s/ Adam Glick
Kristen Parsons	Adam Glick
Relationship Manager	Relationship Manager
Silicon Valley Bank	Silicon Valley Bank

Acceptance:

By signing this document, we agree that Borrower shall be bound by the terms and conditions contained herein.

ATRICURE, INC.

By:	/s/ Julie A. Piton
Name:	Julie A. Piton
Title:	Chief Financial Officer

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Exhibit A

I. Export Accounts Receivable

Subject to exceptions approved in writing by Ex-Im bank, receivables held as collateral must be payable to the Borrower in the U.S. and must be denominated in U.S. dollars. Receivables not eligible for inclusion in the Export-Related Borrowing Base are listed below. In no event shall Export-Related Accounts Receivable or Export-Related Overseas Accounts Receivable include any Account Receivable:

a.	that does not arise from the sale of Items in the ordinary course of the Borrower’s business;

b	that is not subject to a valid, perfected, and enforceable first priority security interest in favor of the Lender;

c.	as to which any covenant, representation or warranty contained in the Loan Documents relating to such Receivable has been breached;

d.	that is not owned by the Borrower or is subject to any right, claim, or interest of another party other than the Lien in favor of the Lender;

e.	with respect to which an invoice has not been sent;

f.	generated by the sale or provision of defense articles or services, subject to exceptions approved in writing by Ex-Im Bank;

g.	that is due and payable from a military Buyer, subject to exceptions approved in writing by Ex-Im Bank;

h.	that is due and payable from a foreign Buyer located in a country with which Ex-Im Bank is legally prohibited from doing business as set forth in the current Country Limitation Schedule. (Note: If the Borrower has knowledge that an export to a country in which Ex-Im Bank may do business, as set forth in the current Country Limitation Schedule, will be re-exported to a country with which Ex-Im Bank is legally prohibited from doing business, the corresponding receivables (or a pro-rata portion thereof) are not eligible for inclusion in the Export-Related Borrowing Base.);

i.	that does not comply with the requirements of the Country Limitation Schedule;

j.	that by its original terms is due and payable more than one-hundred-eighty (180) days from the date of invoice;

k.	that is not paid within sixty (60) calendar days from its original due date unless insured through Ex-Im Bank (or other acceptable) export credit insurance for comprehensive commercial and political risk, in which case ninety (90) calendar days shall apply;

l.	that arises from a sale of goods to or performance of services for an employee, stockholder, or subsidiary of the Borrower, intra-company receivables or any receivable from a stockholder, any person or entity with a controlling interest in the Borrower or which shares common controlling ownership with the Borrower;

m.	that is backed by a letter of credit unless the Items covered by the subject letter of credit have been shipped, or where the covered services have been provided;

n.	that the Lender or Ex-Im Bank, in its reasonable judgment, deem uncollectible or unacceptable; this category includes, but is not limited to, finance charges or late charges imposed on the foreign buyer by the Borrower as a result of the foreign buyer’s past due status;

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o.	that is denominated in non-U.S. currency, unless pre-approved in writing by Ex-Im Bank;

p.	that does not comply with the terms of sale as set forth by Ex-Im Bank;

q.	that is due and payable from a Buyer who becomes unable to pay its debts or whose ability to pay its debts becomes questionable;

r.	that arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis or is evidenced by chattel paper;

s.	for which the Items giving rise to such Accounts Receivable have not been shipped to the Buyer or when the Items are services, such services have not been performed or when the Export Order specifies a timing for invoicing the Items other than shipment or performance and the Items have not been invoiced in accordance with such terms of the Export Order, or the Accounts Receivable do not otherwise represent a final sale;

t.	that is subject to any offset, deduction, defense, dispute, or counterclaim, or the Buyer is also a creditor or supplier of the Borrower, or the Account Receivable is contingent in any respect or for any reason;

u.	for which the Borrower has made any agreement with the Buyer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment;

v.	for which any of the Items giving rise to such Account Receivable have been returned, rejected, or repossessed;

w.	that arises from the sale of Items that do not meet 50% U.S. Content requirements;

x.	that is deemed to be ineligible by Ex-Im Bank.

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II. Export Inventory

Export-Related Inventory taken as collateral must be located within the United States and valued at the lower of actual cost or market value as determined in accordance with U.S. “GAAP” or the appraised, or orderly liquidation value if the Lender has other loans to a Borrower with the same valuation or unless pre-approved by Ex-Im Bank. Exported-Related Inventory may include raw materials, work-in-process and finished goods.

Export-Related Inventory not eligible for inclusion in the Export-Related Borrowing Base is listed below. In no event shall Export-Related Inventory include any Inventory:

a.	that is not subject to a valid, perfected, and enforceable first priority Lien in favor of the Lender;

b.	that is located at an address that has not been disclosed to the Lender in writing;

c.	that is not located in the United States, unless pre-approved by Ex-Im Bank in writing;

d.	that is placed by the Borrower on consignment or held by the Borrower on consignment;

e.	that is in the possession of a processor or bailee, or located on premises leased or subleased to the Borrower, or on premises subject to a mortgage in favor of a party other than the Lender, unless such processor or bailee or lessor or sublessor or mortgagee (as applicable) of such premises has executed and delivered all documentation which the Lender shall require to evidence its priority with respect to such Inventory as well as its right to gain access to such Inventory;

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f.	that is produced in violation of the Fair Labor Standards Act or subject to the “hot goods” provisions contained in 29 U.S.C. 215 or any successor statute or section;

g.	as to which any covenant, representation, or warranty with respect to such Inventory contained in the Loan Documents has been breached;

h.	that is an Item or is to be incorporated into Items that do not meet 50% U.S. Content requirements;

i.	that is demonstration Inventory;

j.	that consists of proprietary software (i.e., software designed solely for the Borrower’s internal use and not intended for resale);

k.	that is damaged, obsolete, returned, defective, recalled or unfit for further processing;

l.	that has previously been exported from the U.S.;

m.	that constitutes or will be incorporated into Items that constitute, defense articles or services;

n.	that is an Item or will be incorporated into Items that will be used in the construction, alteration, operation or maintenance of nuclear power, enrichment, reprocessing, research or heavy water production facilities unless with Ex-Im Bank’s prior written consent;

o.	that is an Item or to be incorporated into Items destined for shipment to a country with which Ex-Im Bank is legally prohibited from doing business as designated in the current Country Limitation Schedule, or that the Borrower has knowledge will be re-exported by a foreign Buyer to a country in which Ex-Im Bank is legally prohibited from doing business;

p.	that is an Item or is to be incorporated into Items destined for shipment to a Buyer in a country in which Ex-Im Bank coverage is not available for commercial reasons as designated in the current Country Limitation Schedule, unless and only to the extent that such Inventory is sold to the foreign Buyer on terms of an irrevocable letter of credit confirmed by a bank acceptable to Ex-Im Bank;

q.	that constitutes or is to be incorporated into Items whose sale would result in an Account Receivable that would not be an Eligible Export-Related Account Receivable;

r.	that is included as eligible inventory under any other credit facility to which Borrower is a party; or

s.	that is, or is to be incorporated into, an Item that is a Capital Good unless the transaction is in accordance with Section 2.14 “Economic Impact Approval” of the Borrower Agreement.

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